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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A


                               (Amendment No. 1)

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          ENZON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)


                 Delaware                                        22-2372868
  --------------------------------------                    --------------------
     (State or other jurisdiction of                          (I.R.S. Employer
      incorporation or organization)                        Identification No.)

685 Route 202/206, Bridgewater, New Jersey                         08807
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 (Address of principal executive offices)                        (Zip Code)


If this form relates to the                  If this form relates to the
registration of a class of                   registration of a class of
securities pursuant to Section               securities pursuant to Section
12(b) of the Exchange Act and is             12(g)of the Exchange Act and is
effective upon filing pursuant to            effective pursuant to General
General Instruction A.(c), please            Instruction A.(d), please check the
check the following box. [ ]                 following box. [X]

Securities Act registration statement file numbers to which this form relates:
000-12957

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class                        Name of Each Exchange
       to Be So Registered               on Which Each Class Is to Be Registered
---------------------------------        ---------------------------------------
               N/A                                         N/A

Securities to be registered pursuant to Section 12(g) of the Act:

                    Series B Preferred Stock Purchase Rights
                                (Title of Class)

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         This Amendment No. 1 on Form 8-A/A amends and supplements Item 1 and
Item 2 of the Registration Statement on Form 8-A (the "Registration Statement") filed by Enzon Pharmaceuticals, Inc., formerly known as Enzon, Inc., a Delaware corporation ("Enzon"), with the Securities and Exchange Commission (the "Commission") on May 22, 2002 (File No. 000-129570), which was filed in connection with Enzon's adoption of a Rights Agreement, dated as of May 17, 2002 (the "Rights Plan"). Except as amended hereby, there are no other changes to the Registration Statement.

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Item 1.  Description of Registrant's Securities to be Registered.

         Item 1 of the Registration Statement is hereby amended to add the following paragraphs at the end thereof:

         Pursuant to the First Amendment to the Rights Agreement, dated as of February 19, 2003 (the "Amendment"), Enzon amended the Rights Plan to provide that (i) each of Momentum Merger Corporation ("Holdco") and NPS Pharmaceuticals, Inc. ("NPS") and any of their respective Affiliates or Associates, as such terms are defined in the Rights Plan, would be deemed an "Exempt Person", as such term is defined in the Rights Plan and neither the "Shares Acquisition Date" nor the "Distribution Date", as each such term is defined in the Rights Plan, would be deemed to occur, in each such case, by the approval, execution or delivery of, or consummation of the transactions contemplated under, the Agreement and Plan of Reorganization dated as of February 19, 2003, by and among Enzon, Holdco, Einstein Acquisition Corp., Newton Acquisition Corp. and NPS (the "Merger Agreement"), and (ii) because the rights are evidenced by shares of Enzon Common Stock, all outstanding rights will terminate upon the effective time of the Merger when shares of Enzon Common Stock will be exchanged for a number of shares of Holdco Common Stock. By its own terms, the Amendment shall be deemed to be in force and effect immediately prior to the execution and delivery of the Merger Agreement.

         The Amendment is attached hereto as Exhibit 2 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by such Exhibit.

Item 2.  Exhibits.

    Exhibit No.     Description
    -----------     -----------

         1 Rights Agreement dated as of May 17, 2002 ("Rights Agreement") between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.*

         2 First Amendment to Rights Agreement, dated as of May 17, 2002, between Enzon and Continental Stock Transfer & Trust Company, as rights agent, dated as of February 19, 2003.**

         3 Form of Right Certificate (filed as Exhibit B to the Right Agreement). Pursuant to the Rights Agreement, printed Right Certificates will not be mailed until the Distribution Date (as defined in the Rights Agreement).*

         4        Summary of Rights (filed as Exhibit C to the Rights
                  Agreement).*

         5 Form of Certificate of Designation with respect to the Series B Preferred Stock, par value $.01 per share, of the Company (filed as Exhibit A to the Rights Agreement)*

* Incorporated herein by reference to the Exhibits to the Form 8-A filed on May 22, 2002.

** Filed herewith.

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                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 20, 2003                      Enzon Pharmaceuticals, Inc.

                                             /s/ Arthur J. Higgins
                                             -----------------------------------
                                                  Arthur J. Higgins
                                                  Chief Executive Officer